UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   January 4, 2013

Canterbury Park Holding Corporation
(Exact name of registrant as specified in its charter)

Minnesota
(State or Other Jurisdiction of Incorporation)

001-31569	41-1775532
(Commission File Number)	(IRS Employer Identification No.)
1100 Canterbury Road, Shakopee, Minnesota	55379
(Address of Principal Executive Offices)	(Zip Code)

(952) 445-7223
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Election of New Director

Effective January 4, 2013, John L. Morgan was elected as a director of the Company by action taken by its Board of Directors.  Mr. Morgan is the Chairman of the Board and Chief Executive Officer of Winmark Corporation, a position he has held since 2000.  Winmark is a public company (NASDAQ: WINA) that is a franchisor of several value-oriented retail business concepts and a provider of middle market equipment leasing and small ticket business financing.  He was an independent investor/business consultant from April 1999 to February 2000, and, prior thereto, he was the founder of Winthrop Resources Corporation, a business equipment leasing company, and served as its President from March 1982 through March 1999.  In addition, Mr. Morgan is currently a private investor and serves as a member of Rush River Group, LLC.

Mr. Morgan was elected as a director pursuant to authority granted in the Company’s bylaws to its Board of Directors.  Pursuant to the Company’s Stock Plan, Mr. Morgan will be awarded 1,250 shares for his service from his election as a director to the date of the next annual meeting of shareholders.  Thereafter, he will receive the same cash and equity compensation provided to other non-executive directors as described in the Company’s proxy materials.  Mr. Morgan’s election to the Board was not undertaken pursuant to any plan, contract or other arrangement, or in connection with any event, and, except for the foregoing compensation arrangements, Mr. Morgan will not receive any grant or award under any plan, contract or arrangement by virtue of or in connection with his election to the Board.

Section 9 - Financial Statements and Exhibits

Item 9.01 - Financial Statements and Exhibits

(d)       Exhibits

The following are filed or furnished as Exhibits to this Report:

Exhibit No.	Description of Exhibit
99.1	Press Release dated January 9, 2013 announcing appointment of John Morgan as Company director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANTERBURY PARK HOLDING CORPORATION

Dated:	January 9, 2013	By:	/s/ Randall D. Sampson
Randall D. Sampson,
Chief Executive Officer